EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2014 Fourth Quarter Financial Results
Record Quarterly and Annual Operating Revenues
Record Quarterly and Annual Operating Revenues in Global Payments (up 50% for the quarter and 35% for the year)
Improved Commercial Hedging Revenues (up 28% for the quarter and 11% for the year)
Non-variable Expenses Held to 1% Increase for the year

New York, NY – December 10, 2014 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization delivering financial products, advisory and execution services, today announced its financial results for its fiscal year 2014 fourth quarter ended September 30, 2014.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated “We continued to see steadily improving conditions over the last year for our overall business. We realized record operating revenues, up 17% for the quarter versus a year ago and up 5% for the year. Despite cost pressures, we managed to hold overall expenses to a 10% increase for the quarter and 3% for the year overall. This resulted in our income from continuing operations increasing by $4.1 million for the quarter and 5% for the year overall. Excluding the nonrecurring after-tax gain of $5.8 million realized last year on the sale of our LME and Kansas City Board of Trade shares, the net income from continuing operations increased by 53% on an annual basis.”
“Our significantly improved results were driven by strong growth in revenues from Global Payments (up 35% for the year), Commercial Hedging, our largest segment, (up 11%), and Securities (up 15%), while the Physical Commodities business declined 23% and Clearing and Execution Services showed a 6% decline.”
“We are very pleased to have recently reached an agreement to acquire G.X. Clarke & Co., which rounds out our product offering in Securities by adding a deep and broad client base in the institutional market, as well as a proven expertise in the government rates markets. This transaction is expected to close in January 2015, and is expected to have a material and positive impact on our Securities segment.”
“Looking forward, we foresee a continued moderate improvement in the market environment, as well as a consolidation in our markets, driven by regulatory pressures and the desire of clients to deal with fewer, better capitalized counterparts. We believe that we are very well placed to benefit from this environment and realize economies of scale that should have a leveraged impact on our net earnings.”
Historically, certain financial metrics disclosed in our press releases were on a non-GAAP basis, reflecting marked-to-market differences in the Company’s Physical Commodities segment. Following the discontinuance of our physical base metals business, we believe the effects of these mark-to-market differences on our results are no longer material, and we will no longer disclose these non-GAAP financial results.

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company are included in our Annual Report on Form 10-K to be filed with the SEC. The Annual Report on Form 10-K will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(Unaudited) (in millions, except share and per share amounts)	2014	2013	% Change	2014	2013	% Change
Operating revenues	$130.6	$111.9	17%	$490.9	$468.2	5%
Transaction-based clearing expenses	27.5	28.0	(2)%	108.5	110.1	(1)%
Introducing broker commissions	13.9	11.5	21%	49.9	40.5	23%
Interest expense	2.5	2.4	4%	10.5	7.9	33%
Net operating revenues	86.7	70.0	24%	322.0	309.7	4%
Compensation and other expenses:
Compensation and benefits	53.7	50.1	7%	201.9	198.7	2%
Communication and data services	6.8	6.2	10%	25.8	23.1	12%
Occupancy and equipment rental	3.2	3.0	7%	12.3	12.0	3%
Professional fees	3.0	2.7	11%	14.9	12.4	20%
Travel and business development	2.5	2.8	(11)%	9.9	10.4	(5)%
Depreciation and amortization	1.8	1.9	(5)%	7.3	8.0	(9)%
Bad debts and impairments	4.7	0.6	683%	5.5	0.8	588%
Other	3.2	4.3	(26)%	18.4	23.1	(20)%
Total compensation and other expenses	78.9	71.6	10%	296.0	288.5	3%
Income (loss) from continuing operations, before tax	7.8	(1.6)	(a)	26.0	21.2	23%
Income tax expense (benefit)	2.0	(3.3)	(a)	6.4	2.6	146%
Net income from continuing operations	5.8	1.7	241%	19.6	18.6	5%
(Loss) income from discontinued operations, net of tax	—	(0.5)	(100)%	(0.3)	0.7	(a)
Net income	$5.8	$1.2	383%	$19.3	$19.3	—%
Basic earnings per share:
Net income from continuing operations	$0.30	$0.09	233%	$1.03	$0.97	6%
(Loss) income from discontinued operations	—	(0.04)	(100)%	(0.02)	0.04	(a)
Net income per common share	$0.30	$0.05	500%	$1.01	$1.01	—%
Diluted earnings per share:
Net income from continuing operations	$0.29	$0.07	314%	$1.00	$0.93	8%
(Loss) income from discontinued operations	—	(0.03)	(100)%	(0.02)	0.04	(a)
Net income per common share	$0.29	$0.04	625%	$0.98	$0.97	1%

Basic weighted-average number of common shares outstanding	18,315,423	18,643,722	(2)%	18,528,302	18,443,233	—%
Diluted weighted-average number of common shares outstanding	18,816,272	19,312,901	(3)%	19,132,302	19,068,497	—%

(a)	Comparison not meaningful.

The tables below reflect operating revenues and income by segment, for the periods indicated:

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2014	2013	% Change	2014	2013	% Change
Segment operating revenues represented by:
Commercial Hedging	$59.7	$46.8	28%	$224.0	$202.0	11%
Global Payments	15.4	10.3	50%	55.4	40.9	35%
Securities	21.7	21.3	2%	80.3	70.0	15%
Physical Commodities	6.7	4.6	46%	20.6	26.8	(23)%
Clearing and Execution Services	28.2	29.2	(3)%	113.7	121.3	(6)%
Corporate unallocated (b)	(1.1)	(0.3)	267%	(3.1)	7.2	(a)
Operating revenues (b)	$130.6	$111.9	17%	$490.9	$468.2	5%

(a)	Comparison not meaningful.

(b)
For the fiscal year ended September 30, 2013, operating revenues include realized gains of $9.2 million, on the Company's sale of shares in The London Metals Exchange and Kansas City Board of Trade reflected in the Corporate unallocated segment.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2014	2013	% Change	2014	2013	% Change
Segment income represented by:
Commercial Hedging	$16.0	$11.6	38%	$67.3	$57.1	18%
Global Payments	8.0	5.5	45%	28.3	20.5	38%
Securities	5.1	6.7	(24)%	21.0	19.5	8%
Physical Commodities	2.3	1.5	53%	5.9	10.0	(41)%
Clearing and Execution Services	2.0	0.9	122%	6.3	5.9	7%
Total segment income	33.4	26.2	27%	128.8	113.0	14%
Reconciliation of segment income to income from continuing operations, before tax:
Segment income	33.4	26.2	27%	128.8	113.0	14%
Costs not allocated to operating segments (b)	25.6	27.8	(8)%	102.8	91.8	12%
Income (loss) from continuing operations, before tax (b)	$7.8	$(1.6)	(a)	$26.0	$21.2	23%

(a)	Comparison not meaningful.

(b)
For the fiscal year ended September 30, 2013, costs not allocated to operating segments include realized gains of $9.2 million, on the Company's sale of shares in The London Metals Exchange and Kansas City Board of Trade reflected in the Corporate unallocated segment.

The table below reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated:

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2014	2013	% Change	2014	2013	% Change
Variable compensation and benefits	$26.9	$21.0	28%	$93.9	$88.0	7%
Transaction-based clearing expenses	27.5	28.0	(2)%	108.5	110.1	(1)%
Introducing broker commissions	13.9	11.5	21%	49.9	40.5	23%
Total variable expenses	68.3	60.5	13%	252.3	238.6	6%
Fixed compensation and benefits	26.8	29.1	(8)%	108.0	110.7	(2)%
Other fixed expenses	20.5	20.9	(2)%	88.6	89.0	—%
Bad debts and impairments	4.7	0.6	683%	5.5	0.8	588%
Total non-variable expenses	52.0	50.6	3%	202.1	200.5	1%
Total non-interest expenses	$120.3	$111.1	8%	$454.4	$439.1	3%
The table below reflects key operating metrics used by management in evaluating our product lines, for the periods indicated:

	Three Months Ended September 30,			Fiscal Year Ended September 30,
	2014	% Change	2013	2014	% Change	2013
Volumes and Other Data:
Exchange-traded volume (contracts, 000’s)	22,525.8	(6)%	23,915.6	93,566.6	(7)%	100,749.9
OTC volume (contracts, 000’s)	353.6	12%	315.9	1,342.1	8%	1,245.1
Global payments (# of payments, 000’s)	57.9	54%	37.6	191.5	36%	140.8
Gold equivalent ounces traded (000’s)	22,290.2	(1)%	22,545.6	79,127.1	(15)%	93,256.8
Equity market-making (gross dollar volume, millions)	$21,258.1	32%	$16,155.4	$74,162.9	29%	$57,705.8
Foreign exchange prime brokerage volume (U.S. notional, millions)	$61,092.5	(15)%	$71,916.5	$310,297.5	6%	$292,526.7
Average assets under management (U.S. dollar, millions)	$587.1	24%	$473.5	$530.9	15%	$462.3
Average customer segregated equity (millions)	$1,958.9	12%	$1,741.8	$1,789.9	7%	$1,674.9

The following table below provides a summary of asset, liability, and stockholders' equity information, for the periods indicated:

(in millions)	September 30, 2014	September 30, 2013
Summary asset information:
Cash and cash equivalents	$231.3	$156.1
Cash, securities and other assets segregated under federal and other regulations	$448.0	$449.4
Deposits and receivables from:
Exchange-clearing organizations	$1,731.4	$1,576.6
Broker-dealers, clearing organizations and counterparties	$123.0	$168.3
Receivables and notes receivable from customers, net	$120.8	$130.7
Financial instruments owned, at fair value	$197.9	$158.5
Physical commodities inventory	$40.0	$59.0
Goodwill and intangible assets, net	$58.0	$59.1
Other	$89.3	$90.3

Summary liability and stockholders' equity information:
Payables to customers	$2,228.7	$2,091.8
Payables to lenders under loans and senior unsecured notes	$68.0	$106.5
Accounts payable and other accrued liabilities	$114.1	$114.0
Financial instruments sold, not yet purchased, at fair value	$264.0	$179.9
Other	$19.5	$20.4
Stockholders' equity	$345.4	$335.4
Discontinued Operations and Operating Segment Reorganization
In the second quarter of fiscal 2013, we elected to commence an exit of our physical base metals business. We completed the exit of the physical base metals business during the second quarter of fiscal 2014. We have reclassified the physical base metals activities in the financial statements as discontinued operations for all periods presented.
Following the discontinuation of our physical base metals business and commencing during the fiscal second quarter, we reorganized our operating segments into reportable segments to better align with how we manage our businesses and provide services to customers. Our operating segments were reorganized into reportable segments as follows:

•
Commercial Hedging which includes Financial Agricultural (Ag’s) & Energy (formerly discussed as the soft commodities product line) and LME metals, previously components of Commodity and Risk Management Services.

•	Global Payments, which was previously a component, along with FX Prime Brokerage, of the Foreign Exchange segment has been broken out as the single component of a segment named Global Payments.

•	Securities now includes Asset Management, previously a component of Other, as an additional component along with Equity market-making, Debt Trading and Investment Banking.

•
Physical Commodities includes physical precious metals, previously a component of Commodity and Risk Management Services along with Physical Ag’s & Energy (formerly discussed as the commodity financing and facilitation business), previously a component of Other. In addition, physical base metals, previously a component of Commodity and Risk Management Services, is now reported as discontinued operations, and is not part of the Physical Commodities segment information.

•	Clearing and Execution Services now includes the FX Prime Brokerage component as an additional component.
Further information regarding the new reportable segment structure can be found in our Annual Report on Form 10-K to be filed with the SEC.
Segment Results

Commercial Hedging
In our Commercial Hedging segment we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options, to basic OTC instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues increased 28% to $59.7 million in the fourth quarter compared to $46.8 million in the prior year. Exchange-traded revenues increased 26%, to $28.9 million in the fourth quarter, driven by strong growth in both agricultural commodities and LME metals revenues. Agricultural commodity exchange-traded revenues benefited from improved market conditions and customer activity in the domestic grain markets, while LME metals benefited from increased customer activity and expansion activities in the Far East. Overall exchange-traded contract volume increased 24% to 4.6 million contracts while the average rate per contract decreased to $5.53 from $6.15.
Over-the-counter (“OTC”) revenues increased 32%, to $25.3 million in the fourth quarter, with strong growth in agricultural commodities and energy and renewable fuels revenues offset slightly by a decline in foreign exchange hedging. Energy and renewable fuels OTC revenues benefited from increased customer volumes driven by favorable margins in the ethanol markets as well as increased market volatility, which also drove the increase in agricultural revenues.
Consulting and management fees increased 11% to $4.2 million in the fourth quarter as compared to the prior year as a result of an increase in the number of customers utilizing our advisory services, while interest income, which remains constrained by low short-term interest rate, increased 63%, to 1.3 million compared to the prior year, driven by a 16% increase in average customer equity to $948.5 million.
Segment income increased to $16.0 million in the fourth quarter compared to $11.6 million in the prior year, primarily as a result of the increase in operating revenues which was partially offset by $3.6 million in bad debt expense primarily related to account deficits from a Hong Kong commercial LME customer and Brazilian OTC agricultural customers. Variable expenses expressed as a percentage of operating revenues were 41% in the fourth quarter compared to 42% in the prior year.
Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities and non-governmental organizations (“NGOs”) and government organizations.
Operating revenues increased 50% to $15.4 million in the fourth quarter compared to $10.3 million in the prior year. This operating revenue growth was driven by a 54% increase in the volume of payments made as we continued to benefit from an increase in financial institutions and other customers utilizing our electronic transaction order system as well as a modest increase in spreads realized on the transactions.
Segment income increased 45% to $8.0 million in the fourth quarter compared to $5.5 million in the prior year. This increase was primarily driven by the increase in operating revenues, partially offset by a $0.7 million increase in non-variable expenses, including non-variable compensation and benefits and trade system costs. Variable expenses expressed as a percentage of operating revenues increased to 31% in the fourth quarter compared to 29% in the prior year, primarily as a result of an increase in introducing broker commission expense.
Securities
In our Securities segment we provide value-added solutions that facilitate cross border trading in the equity markets as well as provide a full range of corporate finance advisory services to our middle market clients, including capital market solutions and a wide range of advisory services across a broad spectrum of industries. In addition, we also originate structure and place a wide array of debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues increased 2% to $21.7 million in the fourth quarter compared to $21.3 million in the prior year. Operating revenues in our Securities segment are driven by activities in four product lines, equity market-making, debt trading, investment banking and asset management. Operating revenues from equity market-making decreased 22% to $9.5 million in the fourth quarter compared to the prior year, as a 32% increase in gross dollar volume was more than offset by an decrease in the revenue per $100 traded. Equity market-making operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues from debt trading increased 79% to $6.8 million in the fourth quarter compared to the prior year, as a result of an increase in export financing revenues, as well as increased customer activity in Latin America and Argentina. The operating revenues from investment banking decreased 29%, to $1.7 million in the fourth quarter, while operating revenues from asset management increased 29% to $3.6 million in the fourth quarter, driven by an increase in assets under management. Average assets under management were $587.1 million in the fourth quarter compared to $473.5 million in the prior year.

Segment income decreased 24% to $5.1 million in the fourth quarter compared to $6.7 million in the prior year, as the modest increase in operating revenues was more than offset by an increase in non-variable compensation and benefits and variable expenses as a percentage of operating revenues. Variable expenses expressed as a percentage of operating revenues increased to 49% in the fourth quarter compared to 47% in the prior year driven by an increase in introducing broker commissions and variable compensation and benefits.
Physical Commodities
In our Physical Commodities segment we provide a full range of trading and hedging capabilities to select producers, consumers and investors in precious metals, provide financing to commercial commodity-related companies against physical inventories, including grain, lumber, meats, energy products and renewable fuels and act as a principal to facilitate inputs to the renewable fuels and feed ingredient industries.
Operating revenues increased 46% to $6.7 million for the fourth quarter compared to $4.6 million in the prior year. Precious metals operating revenues increased 121% to $4.2 million in the fourth quarter compared to $1.9 million in the prior year. Operating revenues increased from the prior year period despite relatively flat number of ounces traded as a result of an increase in the average revenue per ounce traded.
Operating revenues from Physical Ag's and Energy commodity business decreased 7% to $2.5 million in the fourth quarter compared to $2.7 million in the prior year. The decrease in operating revenues is primarily due a decline in customer volumes as a result of market conditions.
Segment income increased 53% to $2.3 million in the fourth quarter compared to $1.5 million in the prior year, primarily as a result of the increase in operating revenues, which was partially offset by $0.8 million in bad debt expense in the physical agricultural and energy commodity business.
Clearing and Executions Services
Our Clearing and Execution Services (CES) segment provides competitive and efficient clearing and execution of exchange-traded futures and options for the institutional and professional trader market segments and provides prime brokerage foreign exchange services to financial institutions and professional traders. Operating revenues decreased 3% to $28.2 million in the fourth quarter compared to $29.2 million in the prior year.
Commission and clearing fee revenues decreased only modestly to $24.1 million in the fourth quarter compared to $24.3 million in the prior year, despite a 11% decrease in exchange-traded volumes as a result of a 12% increase in our average rate per contract. Interest income increased to $0.7 million in the fourth quarter compared to $0.3 million in the prior year as a result of a 9% increase in average customer segregated equity to $1,005.3 million.
Operating revenues from customer prime brokerage decreased 23% to $3.1 million in the fourth quarter compared to $4.0 million in the prior year, as a result of a 15% decrease in foreign exchange volumes driven by low market volatility, as well as lower performance on the arbitrage desk. Our foreign exchange arbitrage desk arbitrages the cash versus the exchange-traded markets.
Segment income increased to $2.0 million in the fourth quarter compared to $0.9 million in the prior year as the decline in operating revenues was offset by lower variable expenses as a percentage of operating revenues and a $0.6 million decline in non-variable expenses including compensation and benefits and professional fees. Variable expenses as a percentage of operating revenues were 77% in the fourth quarter compared to 80% in the prior year, primarily as a result of an decrease in introducing broker commissions and variable compensation.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, December 11, 2014 at 9:00 a.m. ET. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through December 18, 2014. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 2692 6187.
About INTL FCStone Inc.
INTL FCStone Inc., including its subsidiaries, is a leader in providing specialized financial services in commodities, securities, global payments, foreign exchange and other markets to our clients. Our revenues are derived primarily from financial products and advisory services that fulfill our clients' real needs and provide bottom-line benefits to their businesses. We create added value for our clients by providing access to global financial markets using our industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. Our client-first approach engenders trust and long-term clients, and has enabled us to establish leadership positions in a number of complex fields in financial markets around the world.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “foresee,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bill Dunaway, CFO
1-866-522-7188
bill.dunaway@intlfcstone.com